Exhibit 3.4

AMENDMENT NO. 2

TO

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

OF

DORCHESTER MINERALS, L.P.

May 16, 2018

This Amendment No. 2 (this “Amendment”) to the Amended and Restated Partnership Agreement of Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), dated as of February 1, 2003 (the “Partnership Agreement”), is entered into effective as of May 16, 2018, by Dorchester Minerals Management LP, a Delaware limited partnership (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, the General Partner is the sole general partner of the Partnership that is governed by the Partnership Agreement;

WHEREAS, the General Partner deems it necessary, advisable and in the best interest of the Partnership and the Partners to amend the Partnership Agreement as provided herein;

WHEREAS, the holders of a Unit Majority have approved this Amendment;

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

AMENDMENT

1.     Amendment to Section 1.1 (Definitions).

(a)     Subsection (a) of the definition of “Available Cash” in Section 1.1 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

(a)     all cash and cash equivalents of the Partnership on hand at the end of such Quarter (other than cash proceeds received by the Partnership from a public or private offering of securities of the Partnership), less

(b)     The definition of “Direct Expenses” in Section 1.1 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Direct Expenses” means expenses that are properly paid directly from the Partnership (even if paid on behalf of the Partnership by the General Partner or an Affiliate thereof and reimbursed by the Partnership), including, without limitation, professional (e.g. audit, tax, legal, engineering) and regulatory fees and expenses, ad valorem taxes, severance taxes, the fees of independent managers or directors of the General Partner (or its general partner), and premiums for officers’ and managers’ liability insurance, as well as expenses of the General Partner (including, without limitation, compensation expenses and rent) related to professional (including, without limitation, audit, tax, legal and engineering) and regulatory matters of the Partnership.

2.     Amendment to Section 2.4 (Purpose and Business). Section 2.4 is hereby amended and restated in its entirety as follows:

SECTION 2.4. Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) acquire, manage, operate, and sell the Assets and any similar assets or properties now or hereafter acquired by the Partnership and to distribute all Available Cash to owners of Partnership Interests according to their respective Percentage Interests, (b) engage directly in or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that the General Partner approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that the income generated by such activity is (i) “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), and (ii) enhances the operations of an activity of the Partnership, (c) raise capital through the public or private offer and sale of Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose and (d) do anything necessary or appropriate to accomplish the foregoing. In managing the business of the Partnership, the General Partner shall use all reasonable efforts to prevent the Partnership from realizing income that would be treated as “unrelated business taxable income” (as such term is defined in Section 512 of the Code) to a Limited Partner or Assignee that is otherwise exempt from United States federal income tax. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business, except as provided for in Section 7.3.

3.     Amendment to Section 5.7 (Limitations on Issuance of Additional Partnership Securities). Section 5.7(a) is hereby amended and restated in its entirety as follows:

(a)     Without approval of a Unit Majority, the Partnership shall not issue in a single transaction or group of related transactions any Partnership Securities representing Limited Partner Interests if, immediately after giving effect to such issuance, such newly issued Partnership Securities would represent over 40% of the outstanding Limited Partner Interests.

4.     Amendment to Section 6.3 (Requirement and Characterization of Distributions; Distributions to Record Holders). Section 6.3(b) is hereby amended and restated in its entirety as follows:

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(b)     Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (b)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

5.     Amendment to Section 7.3 (Restrictions on General Partner’s Authority). Section 7.3(c) is hereby amended and restated in its entirety as follows:

(c)     After consummation of the transactions contemplated by the Combination Agreement, the General Partner may not, without written approval of a Unit Majority, cause the Partnership to acquire or obtain any oil or gas property interest (including mineral fee interests, royalty and overriding royalty interests) unless such acquisition is complementary to the Partnership’s objectives and is made either (A) in exchange for Partnership Interests (other than General Partner Interests, and subject to the restrictions described in Section 5.7) (B) in exchange for cash proceeds of any public or private offer and sale of Partnership Securities or options, rights, warrants or appreciation rights relating to the Partnership Securities or (C) in exchange for other cash from the operations of the Partnership (“Operating Cash”), provided this clause (C) shall only be available to the extent the aggregate cost of any acquisitions (including acquisition expenses) made in exchange for Operating Cash during the 12-month period ending on the first to occur of the execution of a definitive agreement for such acquisition and its consummation (the “Determination Date”) is equal to or less than 10% of the Partnership’s aggregate cash distributions made pursuant to Section 6.3(a) with respect to the four most recent Quarters for which such cash distributions have been made as of the Determination Date. The Partnership Interests referred to in this Section 7.3(c) include but are not limited to Common Units. Notwithstanding any provision to the contrary in this Agreement (including Section 5.7 and this 7.3(c)), in the event that the Partnership acquires properties for a combination of Operating Cash and Partnership Interests, (i) the Operating Cash component of the acquisition consideration shall be equal to or less than 5% of the aggregate cash distributions made by the Partnership for the four most recent Quarters and (ii) the amount of Partnership Interests to be issued in such acquisition, after giving effect to such issuance, shall not exceed 10% of the outstanding Limited Partnership Interests.

6.     Amendment to Section 7.14 (Officers; Compensation; Terms.). Section 7.14(b) is hereby amended and restated in its entirety as follows:

(b)     Compensation. No officer of the Partnership will be compensated for serving as an officer or employee of the Partnership, but such Persons may hold positions with the General Partner or one or more of its Affiliates and may be compensated thereby and such compensation may be reimbursed by the Partnership as Direct Expenses, Management Expenses or charged against any ORRI as Production Costs.

7.     Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

8.     Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with the Partnership Agreement, and as of the date first written above.

GENERAL PARTNER:

Dorchester Minerals Management LP

By:     Dorchester Minerals

Management GP LLC,

its General Partner

By:     /s/ William Casey McManemin

Name: William Casey McManemin

Title: Chairman and Chief Executive Officer

LIMITED PARTNERS:

On behalf of all Limited Partners, as attorney-in-fact, pursuant to the power of attorney in Section 2.6 of the Partnership Agreement:

Dorchester Minerals Management LP

By:     Dorchester Minerals

Management GP LLC,

its General Partner

By:      /s/ William Casey McManemin

Name: William Casey McManemin

Title: Chairman and Chief Executive Officer

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